UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
CRITICAL THERAPEUTICS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials:

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CRITICAL THERAPEUTICS, INC.
60 Westview Street
Lexington, Massachusetts 02421

To the Stockholders of Critical Therapeutics, Inc.:

As you know, Critical Therapeutics, Inc., or Critical Therapeutics, is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the proposed business combination of Critical Therapeutics and Cornerstone BioPharma Holdings, Inc., or Cornerstone. At the special meeting, which will be held at 10:00 a.m., local time, on October 31, 2008, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, unless postponed or adjourned to a later date, Critical Therapeutics will ask its stockholders to approve the issuance of Critical Therapeutics’ common stock pursuant to the merger agreement, approve an amendment to Critical Therapeutics’ certificate of incorporation to effect a reverse stock split of Critical Therapeutics’ common stock, referred to as the reverse stock split, and approve an amendment to Critical Therapeutics’ certificate of incorporation to change the name of Critical Therapeutics to “Cornerstone Therapeutics Inc.”

On or about October 6, 2008, Critical Therapeutics mailed to you a detailed proxy statement/prospectus that contains a description of the proposed transaction. The attached supplement to the proxy statement/prospectus contains certain additional information supplementing the proxy statement/prospectus. Critical Therapeutics urges you to read the supplement, together with the proxy statement/prospectus Critical Therapeutics previously sent to you regarding the proposed transaction, carefully and in its entirety.

The supplement contains additional information that is being provided in connection with Critical Therapeutics’ and its directors’ entry into a memorandum of understanding regarding the settlement of a purported shareholder class action lawsuit filed against Critical Therapeutics and each of its directors. The lawsuit and memorandum of understanding are described more fully in the supplement. The supplement also corrects the inadvertent omission of certain information regarding Cornerstone’s quarterly earnings per share information from Note 15 of Cornerstone’s consolidated financial statements on page F-87 of the proxy statement/prospectus.

After careful consideration, Critical Therapeutics’ board of directors has unanimously approved the merger agreement and the proposals referred to above, and has determined that they are advisable, fair to and in the best interests of Critical Therapeutics’ stockholders. Accordingly, Critical Therapeutics’ board of directors unanimously recommends that stockholders vote FOR the issuance of Critical Therapeutics’ common stock pursuant to the merger agreement, FOR the amendment to Critical Therapeutics’ certificate of incorporation to effect the reverse stock split and FOR the amendment to Critical Therapeutics’ certificate of incorporation to change the name of Critical Therapeutics to “Cornerstone Therapeutics Inc.”

Your vote is important. Whether or not you expect to attend the special meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting.

Critical Therapeutics is excited about the opportunities the merger brings to its stockholders, and we thank you for your consideration and continued support.

Yours sincerely,

Trevor Phillips, Ph.D.
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in the proxy statement/prospectus or the Critical Therapeutics’ common stock to be issued in connection with the merger or determined if the proxy statement/prospectus or this supplement is accurate or adequate. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus and this supplement are not offers to sell these securities and they are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

This supplement is dated October 17, 2008 and is first being mailed to stockholders of Critical Therapeutics on or about October 20, 2008.

PROXY STATEMENT/PROSPECTUS DATED OCTOBER 3, 2008
GENERAL INFORMATION
LITIGATION RELATING TO THE PROPOSED TRANSACTION
ADDITIONAL DISCLOSURES REQUIRED BY THE SETTLEMENT
CORNERSTONE’S QUARTERLY EARNINGS PER SHARE
THE SPECIAL MEETING OF STOCKHOLDERS

IMPORTANT!

SUPPLEMENT NO. 1 DATED OCTOBER 17, 2008
TO
PROXY STATEMENT/PROSPECTUS DATED OCTOBER 3, 2008

CRITICAL THERAPEUTICS, INC.
60 WESTVIEW STREET
LEXINGTON, MASSACHUSETTS 02421

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 31, 2008

GENERAL INFORMATION

This supplement is being mailed to the stockholders of record of Critical Therapeutics, Inc., or Critical Therapeutics, as of the close of business on September 29, 2008. The following information supplements and should be read in conjunction with the proxy statement/prospectus dated October 3, 2008 of Critical Therapeutics relating to the proposed business combination of Critical Therapeutics and Cornerstone BioPharma Holdings, Inc., or Cornerstone, which Critical Therapeutics previously mailed to you on or about October 6, 2008.

For a discussion of significant matters that should be considered before voting at the special meeting of stockholders, see “Risk Factors” beginning on page 24 of the proxy statement/prospectus.

LITIGATION RELATING TO THE PROPOSED TRANSACTION

As previously disclosed on page 189 of the proxy statement/prospectus under the heading “Critical Therapeutics’ Business — Legal Proceedings,” on September 17, 2008, a purported shareholder class action lawsuit was filed by a single plaintiff against Critical Therapeutics and each of its directors in the Court of Chancery of The State of Delaware in connection with Critical Therapeutics’ proposed merger with Cornerstone. The action is captioned Jeffrey Benison IRA v. Critical Therapeutics, Inc., Trevor Phillips, Richard W. Dugan, Christopher Mirabelli, and Jean George (Case No. 4039, Court of Chancery, State of Delaware). The complaint alleges, among other things, that the defendants breached fiduciary duties of loyalty and good faith, including a fiduciary duty of candor, by failing to provide Critical Therapeutics’ stockholders with a proxy statement/prospectus adequate to enable them to cast an informed vote on the proposed merger and by possibly failing to maximize stockholder value by entering into an agreement that effectively discourages competing offers.

On October 17, 2008, Critical Therapeutics and the other defendants entered into a memorandum of understanding with the plaintiff regarding the settlement of the lawsuit. In connection with the settlement, the parties agreed that Critical Therapeutics would make certain additional disclosures to its stockholders, which are contained in this supplement. Subject to the completion of certain confirmatory discovery by counsel to the plaintiff, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval. If the court approves the settlement, the settlement will resolve all of the claims that were or could have been brought in the action being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiff’s counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us, the amount of which will be agreed to by the parties or awarded by the court.

The settlement will not affect the number of shares of Critical Therapeutics’ common stock to be issued in connection with the merger or change any of the other terms of the merger or the merger agreement.

Critical Therapeutics and its directors vigorously deny all liability with respect to the facts and claims alleged in the lawsuit and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law or that the directors failed to maximize stockholder value by entering into the merger agreement with Cornerstone. The settlement is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, to avoid the risk of delaying or otherwise imperiling the merger, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the merger, Critical Therapeutics and its directors agreed to the settlement described above. The parties considered it desirable that the action be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

ADDITIONAL DISCLOSURES REQUIRED BY THE SETTLEMENT

Merger Consideration and Value of Combined Company

In addition to the information disclosed on pages 22 and 137 of the proxy statement/prospectus, Critical Therapeutics notes that, utilizing a per share sales price of the combined company of $0.62, which was the closing price per share of Critical Therapeutics’ common stock on April 30, 2008, the last day prior to the public announcement of the proposed merger, the value attributable to all shares of common stock of the combined company outstanding after consummation of the merger would be approximately $77.7 million, of which approximately $26.9 million would be attributable to the shares of common stock of Critical Therapeutics outstanding immediately prior to the consummation of the merger.

In addition, Critical Therapeutics notes that, utilizing the high and low per share sales prices of the combined company of $0.42 and $0.12, which were the high and low per share sales prices of Critical Therapeutics’ common stock during the third quarter of 2008, the value attributable to all shares of common stock of the combined company outstanding after consummation of the merger would range from approximately $15.0 million to approximately $52.6 million, of which approximately $5.2 million to approximately $18.2 million, respectively, would be attributable to the shares of common stock of Critical Therapeutics outstanding immediately prior to the consummation of the merger.

The above values are based on approximately 43.3 million shares of common stock of Critical Therapeutics being outstanding immediately prior to the consummation of the merger and approximately 125.3 million shares of common stock of the combined company being outstanding after consummation of the merger.

This section should be read in conjunction with the information disclosed on pages 116 through 118 of the proxy statement/prospectus.

Projections Related to Cornerstone’s Standalone Operations

Background

As a private company, Cornerstone has not previously made available to the public any of its internal financial forecasts. The projections contained in this supplement were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and do not purport to present operations in accordance with U.S. generally accepted accounting principles.

Neither Critical Therapeutics’ nor Cornerstone’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Cornerstone’s internal financial forecasts, upon which the projections were based in part, are, in general, prepared solely for internal use, such as budgeting and other management decisions, and are subjective in many respects. As a result, these internal financial forecasts are susceptible to interpretations and periodic revision based on actual experience and business developments. While presented with numerical specificity, the projections reflect numerous assumptions made by the managements of Cornerstone and Critical

Therapeutics and general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Cornerstone’s control. Accordingly, there can be no assurance that the assumptions made by Cornerstone in preparing its internal financial forecasts or Critical Therapeutics in preparing the projections will prove accurate or that any of the projections will be realized. No one has made, or makes, any representations regarding the information contained in the projections. These projections were prepared several months ago and speak only as of the date they were finalized.

Differences between actual and projected results are to be expected, and actual results may be materially greater or less than those contained in the projections due to numerous risks and uncertainties, including but not limited to the important factors listed in the section of the proxy statement/prospectus entitled “Risk Factors.” All projections are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified in the “Risk Factors” section.

The projections contained in this supplement were provided to and discussed with Critical Therapeutics’ financial advisor, Lazard Frères & Co. LLC, or Lazard, by Critical Therapeutics’ management in connection with Lazard’s financial analysis. However, the inclusion of the projections herein should not be regarded as an indication that any of Critical Therapeutics, Cornerstone or their respective affiliates, advisors or representatives considered or consider the projections to be a prediction of actual future events, and the projections should not be relied upon as such. Except as may be required by law, none of Critical Therapeutics, Cornerstone, or any of their respective affiliates or representatives intends to update or otherwise revise the projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Stockholders are cautioned not to place undue reliance on the projections included in the proxy statement/prospectus or this supplement.

The information set forth below should be read in conjunction with the disclosure on pages 106 and 107 of the proxy statement/prospectus under the heading “Financial Projections.”

Projections for 2008 through 2011

The following projections of Cornerstone’s financial performance as an independent, standalone company for calendar years 2008 through 2011 were based on internal financial forecasts of Cornerstone’s management for calendar years 2008 through 2011, as adjusted by Critical Therapeutics’ management to take into account more conservative assumptions and estimates with respect to, among other things, growth prospects for and costs associated with Cornerstone’s products and the timing of new product introductions to the market.

	Projections for Cornerstone
	2008	2009	2010	2011
	(Unaudited, amounts in thousands)

Total Revenues	$48,957	$71,909	$179,872	$244,738
Operating Income	7,880	13,360	33,309	47,417
Net Income	4,127	7,487	19,308	27,795

As discussed above and in the proxy statement/prospectus, the above projections are subject to a number of limitations and should not be relied upon by anyone as being an accurate prediction of actual future events. In particular, the projections disclosed above assumed, among other things, that clinical development and regulatory milestones with respect to Cornerstone’s product candidates would be achieved at costs and on timetables substantially consistent with management’s expectations, that a sufficient supply of all of Cornerstone’s currently marketed products and products targeted for launch during 2008 or 2009 would remain available for sale and that Cornerstone would experience no significant alterations or terminations of material contractual relationships. In addition, because Cornerstone does not generally prepare internal financial forecasts out further than 24 months, the 2010 and 2011 internal financial forecasts on which the above projections were based were not prepared in accordance with Cornerstone’s standard methodologies for preparing internal financial forecasts.

Projections for 2012 through 2015

The following projections of Cornerstone’s financial performance as an independent, standalone company for calendar years 2012 through 2015 were prepared by Critical Therapeutics’ management:

	Projections for Cornerstone
	2012	2013	2014	2015
	(Unaudited, amounts in thousands)

Total Revenues	$281,449	$309,594	$340,553	$374,608
Operating Income	50,068	45,026	37,446	26,052
Net Income	29,458	26,432	21,885	15,048

These projections were prepared by Critical Therapeutics’ management by extrapolating from the risk adjusted financial estimates for calendar years 2008 through 2011 presented above. As discussed above and in the proxy statement/prospectus, the above projections are subject to a number of limitations and should not be relied upon by anyone as being an accurate prediction of actual future events. In particular, the projections disclosed above assumed, among other things, that clinical testing and regulatory milestones with respect to Cornerstone’s product candidates would be achieved at costs and on timetables substantially consistent with management’s expectations, that a sufficient supply of all of Cornerstone’s currently marketed products and products targeted for launch during 2008 or 2009 would remain available for sale and that Cornerstone would experience no significant alterations or terminations of material contractual relationships.

Sources of Capital for Combined Company

Following the merger, the combined company is not expected to have any employees engaged in early-stage research and discovery activities. Instead, it is anticipated that the combined company will focus its efforts on the further development of its product candidates and the commercialization of its current products. It is expected that the combined company will use revenue from sales of its marketed products to fund a significant portion of the development costs of its product candidates and to expand its sales and marketing infrastructure. The combined company may need additional funding for any future product acquisitions and may be unable to raise capital when needed or on acceptable terms, which would render the combined company unable to license or acquire the relevant products, product candidates or technologies.

CORNERSTONE’S QUARTERLY EARNINGS PER SHARE

Note 15 to Cornerstone’s consolidated financial statements on page F-87 of the proxy statement/prospectus inadvertently omitted Cornerstone’s quarterly basic and diluted earnings per share for fiscal years 2006 and 2007. Page F-87 of the proxy statement/prospectus is amended and restated to read as follows to correct this error:

CORNERSTONE BIOPHARMA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 15:	QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly Financial Data (Unaudited)

The following table summarizes selected unaudited condensed quarterly financial information for 2007 and 2006. The Company believes that all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included in the selected quarterly information (in thousands).

	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	December 31,	September 30,	June 30,	March 31,
	(In thousands, except per share data)
	(Unaudited)

2007
Net revenues	$5,966	$7,902	$5,515	$8,688
Total operating expenses	6,853	6,770	6,168	5,839

Operating (loss) income	(887)	1,132	(653)	2,849
Other expenses	(716)	(368)	(317)	(340)

(Loss) income before income taxes	(1,603)	764	(970)	2,509
Income taxes	551	(147)	98	(632)

Net (loss) income	$(1,052)	$617	$(872)	$1,877

Net (loss) income per share, basic	$(.04)	$.02	$(.03)	$.08

Net (loss) income per share, diluted	$(.04)	$.02	$(.03)	$.07

2006
Net revenues	$3,963	$8,571	$3,535	$6,048
Total operating expenses	7,200	5,015	4,368	4,564

Operating (loss) income	(3,237)	3,556	(833)	1,484
Other expenses	(321)	(291)	(290)	(373)

Net (loss) income	$(3,558)	$3,265	$(1,123)	$1,111

Net (loss) income per share, basic	$(.14)	$.13	$(.04)	$.04

Net (loss) income per share, diluted	$(.14)	$.12	$(.04)	$.04

SOLICITATION OF PROXIES

In addition to the participation of the directors, officers, employees and agents of Critical Therapeutics and Morrow & Co., LLC, a proxy solicitation firm, in soliciting proxies from Critical Therapeutics’ stockholders as described on page 95 of the proxy statement/prospectus under the heading “The Special Meeting of Critical Therapeutics’ Stockholders — Solicitation of Proxies,” Critical Therapeutics has asked that Cornerstone make available certain of its directors and executive officers to assist and support the directors, officers, employees and agents of Critical Therapeutics in soliciting proxies from Critical Therapeutics’ stockholders. Specifically, upon request of Critical Therapeutics, Cornerstone’s directors and executive officers may participate in joint presentations with Critical Therapeutics’ directors or executive officers to solicit the proxies of certain of Critical Therapeutics’ stockholders, which presentations may be by telephone, other electronic means or in person.

Cornerstone’s directors and executive officers will not receive any compensation for their services and their out-of-pocket expenses will be borne by Cornerstone. Information regarding Cornerstone’s directors and executive officers is contained in the proxy statement/prospectus beginning on page 294 under the heading “Management Following the Merger.” Additional information regarding the interests of these persons in the merger is contained in the proxy statement/prospectus beginning on page 125 under the heading “The Merger — Interests of Cornerstone’s Directors and Executive Officers in the Merger.”

The participation of certain of Cornerstone’s directors and executive officers in proxy solicitation activities on behalf of Critical Therapeutics’ board of directors does not constitute an amendment or waiver of Critical Therapeutics’ sole responsibility under Section 6.5(b) of the merger agreement to solicit from its stockholders proxies in favor of the issuance of shares of Critical Therapeutics’ common stock in the merger and the other proposals described in the proxy statement/prospectus and to secure the vote or consent of Critical Therapeutics’ stockholders. The nature and extent of any such participation shall be mutually agreed upon by Cornerstone and Critical Therapeutics, and Cornerstone is not accepting any duty or responsibility with respect to such activities. Any such participation will not in any way diminish or limit Cornerstone’s rights under the merger agreement, including its right to require that all conditions to its obligation to complete the merger be satisfied.

THE SPECIAL MEETING OF STOCKHOLDERS

The date, time and place of the special meeting of stockholders of Critical Therapeutics have not changed and remain as follows:

October 31, 2008
10:00 a.m., local time
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

As set forth in the proxy statement/prospectus, at the special meeting of stockholders, Critical Therapeutics’ stockholders will be asked:

•	to approve the issuance of Critical Therapeutics’ common stock pursuant to the Agreement and Plan of Merger, dated as of May 1, 2008, by and among Critical Therapeutics, Neptune Acquisition Corp., a wholly owned subsidiary of Critical Therapeutics, and Cornerstone;

•	to approve an amendment to Critical Therapeutics’ certificate of incorporation to effect a reverse stock split of Critical Therapeutics’ common stock;

•	to approve an amendment to Critical Therapeutics’ certificate of incorporation to change the name of Critical Therapeutics to “Cornerstone Therapeutics Inc.”; and

•	to consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the first three proposals.

Critical Therapeutics’ board of directors has determined and believes that the issuance of shares of Critical Therapeutics’ common stock in the merger and the other proposals described in the proxy statement/prospectus are advisable to, and in the best interest of, Critical Therapeutics and its stockholders, and recommends that the holders of Critical Therapeutics’ common stock vote “FOR” such proposals at the special meeting of stockholders.

The board of directors of Critical Therapeutics has fixed September 29, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting of stockholders, and any adjournment or postponement thereof. Stockholders of record on September 29, 2008 may vote in person at the special meeting or vote by proxy over the Internet, by telephone or by using the proxy card enclosed with the proxy statement/prospectus or the proxy card enclosed herewith. Whether or not you plan to attend the special meeting, Critical Therapeutics urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

If your shares are registered directly in your name, you may vote:

•	Over the Internet. Go to the web site of Critical Therapeutics’ tabulator, BNY Mellon Shareowner Services, at http://www.proxyvoting.com/crtx and follow the instructions you will find there. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•	By Telephone. Call (866) 540-5760 toll-free from the United States or Canada and follow the instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•	By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to BNY Mellon Shareowner Services. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by Critical Therapeutics’ board of directors.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a bank broker or other nominee, you may vote:

•	Over the Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with the proxy statement/prospectus or this supplement. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to revoke or change your vote. If you are a stockholder of record of Critical Therapeutics, you may still attend the special meeting and vote in person if you have already voted by proxy. Unless you have executed a voting agreement and irrevocable proxy, you may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways as described in greater detail under “The Special Meeting of Critical Therapeutics Stockholders — Voting and Revocation of Proxies” beginning on page 93 of the proxy statement/prospectus. First, you can send a written notice stating that you would like to revoke your proxy. Second, you may vote again over the Internet, by telephone or by providing a duly executed proxy card bearing a later date than the proxy being revoked. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares of Critical

Therapeutics’ common stock, you must follow directions received from your broker to change those instructions. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY PROXY TO ENSURE YOUR VOTE IS COUNTED.

Please mark your vote in blue or black ink as shown here	☒
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	To approve the issuance of Critical Therapeutics’ common stock pursuant to the Agreement and Plan of Merger, dated as of May 1, 2008, by and among Critical Therapeutics, Neptune Acquisition Corp., a wholly owned subsidiary of Critical Therapeutics, and Cornerstone BioPharma Holdings, Inc.	☐	☐	☐	3.	To approve an amendment to Critical Therapeutics’ certificate of incorporation to change the name of Critical Therapeutics to “Cornerstone Therapeutics Inc.”	☐	☐	☐

2.	To approve an amendment to Critical Therapeutics’ certificate of incorporation to effect a reverse stock split of Critical Therapeutics’ common stock.	☐	☐	☐	4.	To consider and vote upon an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2 and 3.	☐	☐	☐

In their discretion, the proxies are authorized to vote in accordance with their judgment on any other matter that may properly come before the Special Meeting or any adjournment thereof.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

Signature	Signature	Date

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by an authorized person.
▲ FOLD AND DETACH HERE ▲
VOTE BY INTERNET OR TELEPHONE OR MAIL 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 p.m., Eastern time, on October 30, 2008.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	VOTE BY INTERNET http://www.proxyvoting.com/crtx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
CRITICAL THERAPEUTICS, INC.	VOTE BY TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR
VOTE BY MAIL Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

34548

PROXY	PROXY
CRITICAL THERAPEUTICS, INC.
60 WESTVIEW STREET
LEXINGTON, MASSACHUSETTS 02421

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 31, 2008
The undersigned, revoking all prior proxies, hereby appoints Trevor Phillips, Ph.D. and Scott B. Townsend, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Critical Therapeutics, Inc. (the “Company”) held of record by the undersigned on September 29, 2008 at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on October 31, 2008 at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, and any adjournments thereof. The undersigned hereby directs Trevor Phillips, Ph.D. and Scott B. Townsend to vote in accordance with their judgment on any matters which may properly come before the Special Meeting, all as indicated in the Notice of Special Meeting of Stockholders, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4. IF YOU FAIL TO RETURN YOUR PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING, YOUR SHARES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE SPECIAL MEETING AND WILL HAVE THE SAME EFFECT AS A VOTE AGAINST PROPOSALS 2 AND 3. ATTENDANCE OF THE UNDERSIGNED AT THE SPECIAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued, and to be signed, on the reverse side)

▲ FOLD AND DETACH HERE ▲
Dear Stockholder:
Please take note of the important information enclosed with this proxy card. There are matters that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and date the card, detach it and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of these matters.
Sincerely,
Critical Therapeutics, Inc.
     Your vote is important. Please act promptly.
SPECIAL MEETING OF STOCKHOLDERS OF
CRITICAL THERAPEUTICS, INC.
OCTOBER 31, 2008
Whether or not you plan to attend the Special Meeting,
please date, sign and
mail your proxy card in the
envelope provided as soon as possible.
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